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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Contact:    Diana Matley
                      408-433-4365
Media Contact:        Kevin Brett
                      408-433-7150


                    LSI LOGIC CORPORATION ANNOUNCES OFFERING
                        OF CONVERTIBLE SUBORDINATED NOTES

MILPITAS, CALIF., MARCH 9, 1999 -- LSI LOGIC CORPORATION (NYSE:LSI) today announced that it intends, subject to market and other conditions, to raise approximately $200 million (excluding proceeds of the over-allotment option, if any) through an offering of convertible subordinated notes to qualified institutional investors. No other details were provided.

The company stated that it intends to use the net proceeds of the offering to repay a portion of the bank debt incurred to acquire Symbios, Inc. in August 1998.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

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